                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

The following list identifies the subsidiaries of the Company:


SUBSIDIARY NAME            STATE OF INCORPORATION

Astrochem Corporation      New Jersey
Lannett Holdings, Inc.     Delaware